Exhibit 10.3

Summary of 2006 Corporate Incentive Program

On May 2, 2006, the Executive Committee of the Board of Directors approved the Company’s 2006 corporate incentive program, which provides incentive-eligible associates an opportunity to earn cash bonuses based on the Company’s achievement of specified performance goals relating to EBITDA, gross margin on product lines and individual performance metrics. Target bonus opportunities for the executive management team range from 90% to 200% of base salary. The maximum payout on individual performance is 200%, and the maximum payout on the financial performance is 300%, of the target amount.